Exhibit 23.5


INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Amendment No. 1 to the Registration Statement of Jones Apparel Group, Inc. on Form S-3, of our report dated March 16, 1999, appearing in the Annual Report on Form 10-K of Nine West Group Inc. and Subsidiaries for the fiscal year ended January 30, 1999, which is incorporated by reference in the Proxy Statement/Prospectus of Nine West Group Inc. which is included in Amendment No. 1 to Registration Statement No. 333-75867 of Jones Apparel Group, Inc. on Form S-4 which is incorporated by reference in the Form 8-K of Jones Apparel Group, Inc. filed on May 13, 1999.

We also consent to the reference to us under the heading "Experts" in such Registration Statement.





/s/ Deloitte & Touche LLP
New York New York
June 2, 1999